Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 August 17, 2007

$ 100% Principal Protected Notes due February 20, 2009 Linked to the Performance of the Russell 2000® Index Medium-Term Notes, Series A, No. E-952

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA/Aa1/AA+‡)

Initial Valuation Date:	August 17, 2007

Issue Date:	August 22, 2007

Final Valuation Date:	February 17, 2009*

Maturity Date:	February 20, 2009* (resulting in a term to maturity of 18 months)

Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY”)

Interest:	We will not pay you interest during the term of the Notes.

Range:	The range above, but not including, the lower barrier and below, but not including, the upper barrier, where: • lower barrier is -29%, and • upper barrier is 29%.

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the Index is within the range—above the lower barrier and below the upper barrier—at all times during the observation period, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the absolute index return multiplied by the participation rate. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 x Absolute Return)

•        if the Index is outside the range—at or below the lower barrier or at or above the upper barrier—at any time during the observation period, you will receive a cash payment of $1,000 for each $1,000 principal amount Note.

Your principal is only protected if you hold the Notes to maturity.

Index Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level

Absolute Return	The absolute value of the Index Return

Initial Level:	[•], the Index closing level on the initial valuation date.

Final Level:	The Index closing level on the final valuation date.

Observation Period:	The period commencing on, and including, the initial valuation date to, and including, the final valuation date.

Business Day Convention:	Modified following

Calculation Agent:	Barclays Bank PLC

Settlement:	DTC; global notes

CUSIP/ISIN:	06738G QC7 and US06738GQC77

‡

The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA/Aa1/AA+ by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc, Moody’s Investor Services, Inc. and Fitch Ratings Ltd. respectively. The rating reflects the creditworthiness of Barclays Bank PLC and is subject to downward revision or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance of the investment, and (2) is not a recommendation to buy, sell or hold securities.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “ Risk Factors” beginning on page S-3 of the prospectus supplement and “ Selected Risk Considerations” beginning on page FWP-3 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005:

http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below assume an initial level of 751.54. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Index Return (%)	Index Always Inside the Range		Index Was Outside the Range at Least Once
		Payment at Maturity	Total Return on the Notes	Payment at Maturity	Total Return on the Notes
1503.08	100%	N/A	N/A	$1,000.00	0.00%
1315.20	75%	N/A	N/A	$1,000.00	0.00%
1127.31	50%	N/A	N/A	$1,000.00	0.00%
939.43	25%	$1,250.00	25%	$1,000.00	0.00%
901.85	20%	$1,200.00	20%	$1,000.00	0.00%
826.69	10%	$1,100.00	10%	$1,000.00	0.00%
789.12	5%	$1,050.00	5%	$1,000.00	0.00%
751.54	0%	$1,000.00	0%	$1,000.00	0.00%
713.96	-5%	$1,050.00	5%	$1,000.00	0.00%
676.39	-10%	$1,100.00	10%	$1,000.00	0.00%
601.23	-20%	$1,200.00	20%	$1,000.00	0.00%
563.66	-25%	$1,250.00	25%	$1,000.00	0.00%
375.77	-50%	N/A	N/A	$1,000.00	0.00%
187.89	-75%	N/A	N/A	$1,000.00	0.00%
0	-100%	N/A	N/A	$1,000.00	0.00%

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Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from its initial level of 751.54 to a final level of 901.85 and was always within the range during the observation period.

Because the Index was always within the range during the observation period, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x Absolute Return) = $1,000 + ($1,000 x 20%) = $1,200

Example 2: The level of the Index decreases from its initial level of 751.54 to a final level of 676.39 and was always within the range during the observation period.

Because the Index was always within the range during the observation period, the investor receives a payment at maturity of $1,100 per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 x Absolute Return) = $1,000 + ($1,000 x 10%) = $1,100

Example 3: The level of the Index increases from its initial level of 751.54 to a final level of 901.85 and was outside the range at least once during the observation period.

Because the Index was outside the range at least once during the observation period, the final payment per $1,000 principal amount Note at maturity is the principal amount of $1,000.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” with respect to the reference asset; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index”.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	Absolute Return—So long as the Index is always within the range during the observation period, the Notes will pay the absolute value of the Index Return over the term.

•

Certain U.S. Federal Income Tax Considerations— In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the Notes over their term based on the comparable yield for the Notes, even though you will not receive any payments from us until maturity. However, if the value of the Index is out of range on a day that is more than 6 months before the maturity date, you do not have to continue accruing interest on your Notes and applicable Treasury regulations provide that you should adjust the prior interest inclusions in respect of your Notes over the remaining term for the Notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in this situation. The comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income. If you are a secondary purchaser of the Notes, the tax consequences to you may be different.

For a further discussion of the tax treatment of your Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations- U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the index components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities, That Contain Equity Securities or That Are Based in Part on Equity Securities”.

In addition to the risks described above, you should consider the following:

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•

Market Risk—The return on the Notes at maturity, if any, is linked to the performance of the Index and will depend only on whether the Index level is within the range at all times during the observation period. YOU WILL RECEIVE ONLY THE FULL PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX AT ANY TIME FALLS OUTSIDE THE RANGE DURING THE OBSERVATION PERIOD.

•

The Notes Might Not Pay More Than the Principal Amount—Your investment in the Notes may not perform as well as an investment in a security with a return based solely on the performance of the Index. The return on the Notes will not be determined by reference to the index return even though the index return may reflect significant appreciation or depreciation in the Index over the term of the Notes. Your maximum return at maturity will equal the absolute value of the Index Return, which will be paid only if the Index level is within the range at all times during the observation period.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Program Credit Rating

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”), Aa1 by Moody’s Investor Services, Inc. (“Moody’s”) and AA+ by Fitch Ratings Ltd. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. An AA+ rating from Fitch denotes expectations by Fitch of very low credit risk and very strong capacity for payment of financial commitments with respect to the Program; such capacity is not significantly vulnerable to foreseeable events. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions or withdrawal at any time by the assigning rating agency. The credit rating (1) does not take into account market risk or the performance of the investment, and (2) is not a recommendation to buy, sell or hold the Notes.

Description of the Reference Asset

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Index is an index calculated, published and disseminated by Frank Russell, and measures the composite price performance of stocks of 2,000 companies (the “Component Stocks”) domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are 2,000 of the smallest securities that form the Russell 3000® Index.

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The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents approximately 8% of the total market capitalization of the Russell 3000® Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Index

The Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Index. The following securities are specifically excluded from the Russell Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments

As a capitalization-weighted index, the Index reflects changes in the capitalization, or market value, of the Component Stocks relative to the capitalization on a base date. The current Index value is calculated by adding the market values of the Index’s Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Index on the base date of December 31, 1986. To calculate the Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Index. In order to provide continuity for the Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the Index are held by another company also in the Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares—large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Index, partnerships, insurance companies not in the Index, mutual funds, banks not in the Index or venture capital funds;

•	Unlisted share classes—classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups—shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the Index.

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Corporate Actions Affecting the Index

The following summarizes the types of Index maintenance adjustments and indicates whether or not an Index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions—When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•

Deleted Stocks—Effective on January 1, 2002, when deleting stocks from the Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions—The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes—Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Index

Each month, the Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Index

Effective on January 1, 2002, primary exchange closing prices are used in the daily Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Index calculations.

License Agreement

Barclays Bank PLC entered into a non-exclusive license agreement with Frank Russell Company (“Frank Russell”) whereby we and our affiliates, in exchange for a fee, will be permitted to use the Index in connection with the offer and sale of the Notes. We are not affiliated with Frank Russell; the only relationship between Frank Russell and us is any licensing of the use of the Index and trademarks relating to the Index.

The license agreement between Frank Russell and Barclays Bank PLC provides that the following language must be set forth in this pricing supplement.

The Notes are not sponsored, endorsed, sold, or promoted by Frank Russell. Frank Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Barclays Bank PLC and its affiliates or the Notes. Frank Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Frank Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

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FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell and have been licensed for use by Barclays Bank PLC and its affiliates. The Notes not sponsored, endorsed, sold, or promoted by Frank Russell and Frank Russell makes no representation regarding the advisability of investing in the Notes.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 2, 2001 through August 15, 2007, as well as the upper barrier and the lower barrier, assuming an initial level of 751.54, which was the Index closing level on August 15, 2007.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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